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                                                                   EXHIBIT 3(b)




         PLAN OF MERGER adopted by Call Now, Inc., a business corporation organized under the laws of the State of Florida (hereinafter referred to as "Call Now Florida") and by Call Now, Inc., a corporation for profit organized under the laws of the State of Nevada (hereinafter referred to as "Call Now Nevada").

         1. Call Now Nevada and Call Now Florida shall, pursuant to the provisions of the laws of the State of Florida and the provisions of the General Corporation Law of the State of Nevada, be merged with and into a single corporation, to wit, Call Now Nevada, which shall be the surviving corporation when the merger becomes effective and which is sometimes hereinafter referred to as the "surviving corporation" and which shall continue to exist as said surviving corporation under its present name, Call Now, Inc., pursuant to the provisions of the General Corporation Law of the State of Nevada. The separate existence of Call Now Florida shall cease when the merger becomes effective in accordance with the laws of the State of Florida.

         2. The Articles of Incorporation of Call Now Nevada when the merger becomes effective shall be the Articles of Incorporation of the surviving corporation and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of Nevada.

         3. The present bylaws of Call Now Nevada will be the bylaws of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided.

         4. The directors and officers in office of Call Now Nevada when the merger becomes effective shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of Call Now Nevada.

         5. Each issued share of common stock of Call Now Florida when the merger takes effect shall be converted into one (1) share of common stock of Call Now Nevada. The issued shares of Call Now Nevada which are held by Call Now Florida shall be canceled when the merger takes effect. All outstanding options or warrants to purchase shares of Call Now Florida when the merger takes effect shall be exercisable for the same number of shares of Call Now Nevada as of the effective date of the merger.

         6. The merger of Call Now Florida with and into Call Now Nevada shall be authorized in the manner prescribed by the laws of the State of Florida and the State of Nevada.

         7. In the event that the merger of Call Now Florida with and into Call Now Nevada shall have been duly authorized in compliance with the laws of the State of Nevada and the State of Florida, Call

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Now Nevada and Call Now Florida hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Florida and of the State of Nevada, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

         8. The Board of Directors and the proper officers of Call Now Nevada and of Call Now Florida, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.


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